Prospectus Supplement No. 3

Filed Pursuant to Rule 424(b)(3)

File No. 333-131148

Prospectus Supplement No. 3

(to Prospectus dated April 3, 2006)

This Prospectus Supplement No. 3 supplements and amends the Prospectus dated April 3, 2006, as supplemented and amended by Prospectus Supplement No. 1 thereto dated April 7, 2006, and Prospectus Supplement No. 2 thereto dated May 12, 2006 (collectively, the “Prospectus”), relating to the sale from time to time of up to 10,143,446 shares of our common stock by certain selling shareholders.

On May 19, 2006, we filed with the U.S. Securities and Exchange Commission the attached Form 8-K relating to our plan to effect a one for ten reverse stock split on May 31, 2006. The attached information supplements and supersedes, in part, the information contained in the Prospectus.

This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 3 supersedes the information contained in the Prospectus.

Our shares of common stock are quoted on the OTC Bulletin Board and trade under the ticker symbol “MDCV.”  On May 18, 2006, the closing price of a share on the OTC Bulletin Board was $1.00.

Investing in our common stock involves a high degree of risk.

See “Risk Factors” beginning on page 5 of the Prospectus dated April 3, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 3 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is May 19, 2006.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 19, 2006

Date of report (Date of earliest event reported)

MedicalCV, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-33295	41-1717208
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9725 South Robert Trail

Inver Grove Heights, Minnesota 55077

(Address of principal executive offices, including zip code)

(651) 452-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.03 MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS.

The Board of Directors of MedicalCV, Inc. (the “Company”) has authorized a one for ten share combination of its common stock (the “Reverse Stock Split”).  As a result of the Reverse Stock Split, every ten shares of the Company’s common stock that are issued and outstanding as of the record date of May 31, 2006, will automatically be combined into one issued and outstanding share without any change in the par value of such shares, and the number of authorized shares of the Company’s common stock will be proportionally reduced.  No fractional shares will be issued in connection with the Reverse Stock Split.  Shareholders who are entitled to fractional shares will receive cash in lieu of receiving fractional shares.

ITEM 5.03     AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

The Company intends to file with the Minnesota Secretary of State an amendment to the Company’s Restated Articles of Incorporation, as Amended, reflecting the Reverse Stock Split.  The effective date and time of the Reverse Stock Split is May 31, 2006 at 5:00 p.m. Eastern Daylight Time, the record date.  Upon the effective date and time of the Reverse Stock Split, every ten shares of the Company’s common stock that are issued and outstanding as of the record date will automatically be combined into one issued and outstanding share, without any change in the par value of such shares.  The form of the amendment to the Restated Articles of Incorporation, as Amended, is attached to this current report as Exhibit 3 and is incorporated herein by reference.

ITEM 8.01     OTHER EVENTS

The Company has received a new CUSIP number for its common stock from the CUSIP Service Bureau, to be effective after the Reverse Stock Split.  The Company’s old CUSIP number for its common stock was 584639 10 8; the Company’s new CUSIP number for its common stock will be 584639 40 5.  The Company has applied to have its common stock quoted on the Nasdaq Capital Market.

On May 19, 2006, the Company filed a registration statement on Form SB-2 with the U.S. Securities and Exchange Commission relating to a proposed public common stock offering of approximately $30.0 million.  The offered shares will be sold by the Company.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS

3                                          Form of Articles of Amendment to the Restated Articles of Incorporation, as Amended, of Medical CV, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedicalCV, Inc.

Date: May 19, 2006	By:	/s/ John H. Jungbauer
John H. Jungbauer
Vice President, Finance and Chief Financial Officer

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EXHIBIT INDEX

Exhibit
Number	Description

3	Form of Articles of Amendment to the Restated Articles of Incorporation, as Amended, of MedicalCV, Inc.

Exhibit 3

[FORM OF]
ARTICLES OF AMENDMENT TO THE
RESTATED ARTICLES OF INCORPORATION, AS AMENDED
OF
MEDICALCV, INC.

MedicalCV, Inc., a corporation organized and existing under the laws of the state of Minnesota (the “Corporation”), hereby certifies that:

FIRST:  The name of the Corporation is MedicalCV, Inc.

SECOND:  In accordance with Section 302A.402 of the Minnesota Business Corporation Act, the board of directors of the Corporation duly adopted a resolution setting forth the proposed amendment to Article 3 of the Restated Articles of Incorporation, as Amended, of the Corporation to reflect a one (1) for ten (10) combination of its common stock, declaring the advisability of such amendment and directing that such amendment be effected via filing of these Articles of Amendment with the office of the Minnesota Secretary of State.

THIRD:  Article 3 of the Corporation’s Restated Articles of Incorporation, as Amended, is hereby amended to read in its entirety as follows:

ARTICLE 3

Authorized Shares:  The total authorized shares of all classes which the Corporation shall have authority to issue is 25,000,000 consisting of:  (a) 1,900 shares of 5% Series A Convertible Preferred Stock; (b) 998,100 shares of preferred stock of the par value of one cent ($0.01) per share (hereinafter the “preferred stock”); and (c) 24,000,000 shares of common stock of the par value of one cent ($0.01) per share (hereinafter the “common stock”).

3.1           Shares of preferred stock of the Corporation may be issued from time to time in one or more series, each of which series shall have such designation or title and such number of shares shall be fixed by the Board of Directors prior to the issuance of any shares hereof.  Each such series of preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative participating, optional or other special rights and such qualifications, limitations or restrictions, as shall be stated and expressed in the resolution or resolutions of the Board of Directors providing for the issue of such series of preferred stock pursuant to the authority hereby expressly vested in such board to the full extent permitted by the Act.  The Board of Directors is further authorized to increase or decrease (but not below the number of shares then outstanding) the number of shares of any series of preferred stock subsequent to the issuance of shares of that series.

3.2           Except as provided in the resolution or resolutions of the Board of Directors creating any series of preferred stock, the shares of common stock and the shares of no par common stock shall have the exclusive right to vote together, without regard to class, on a noncumulative basis, for the election and removal of directors and for all other purposes.  Each holder of shares of common stock and each holder of shares of no par common stock shall be entitled to one vote for each share held.

3.3           The Board of Directors shall have the authority to issue shares of a class or series, shares of which may then be outstanding, to holders of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.

3.4           The Board of Directors is authorized to accept and reject subscriptions for and to dispose of authorized shares of the Corporation, including the granting of stock options, warrants and other rights to purchase shares, without action by the shareholders and upon such terms and conditions as may be deemed advisable by the Board of Directors in the exercise of its discretion, except as otherwise limited by the Act, as amended.

3.5           The Board of Directors is authorized to issue, sell or otherwise dispose of bonds, debentures, certificates of indebtedness and other securities, including those convertible into shares of stock, without action by the shareholders and for such consideration and upon such terms and conditions as may be deemed advisable by the Board of Directors in the exercise of its discretion, except as otherwise limited by the Act, as amended.

FOURTH:  These Articles of Amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any authorized class or series of the Corporation’s shares and will not result in the percentage of authorized shares of any class or series that remains unissued after the combination approved by these Articles of Amendment exceeding the percentage of authorized shares of that class or series that were unissued before the combination.

FIFTH:  These Articles of Amendment to the Corporation’s Restated Articles of Incorporation, as Amended, shall be effective at 4:00 p.m. Central Daylight Time on May 31, 2006.

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This amendment has been approved pursuant to Minnesota Statutes Chapter 302A.  I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath.

May , 2006
Marc P. Flores
President and Chief Executive Officer

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